Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.

Exhibit 10.2

SUPPLY AGREEMENT

Dated: Wednesday, May 23, 2007

between

SAVIENT Pharmaceuticals, Inc.,

and

NOF CORPORATION

SUPPLY AGREEMENT

This SUPPLY AGREEMENT (“Agreement”) is made and entered into on the 23rd day of May, 2007 by and between SAVIENT Pharmaceuticals, Inc., a Delaware corporation whose registered office is at One Tower Center, 14th Floor, East Brunswick, NJ 08816, U.S.A. (“SAVIENT”), and NOF CORPORATION, a corporation duly organized under the laws of Japan, located at 20-3, Ebisu 4-chome, Shibuya-ku, Tokyo, 150-6019, Japan (“NOF”),

WITNESSETH :

WHEREAS SAVIENT is a biopharmaceutical company undertaking the research and development of therapeutic products for the treatment of diseases;

WHEREAS NOF carries on the business of manufacture and supply of pharmaceutical materials, and has certain proprietary technology of the Activated PEG (as defined below); and

WHEREAS NOF is willing to supply the Activated PEG to SAVIENT and SAVIENT is willing to accept and purchase such supply from NOF on the terms and conditions contained herein.

NOW THEREFORE, in consideration of the foregoing and the covenants and promises contained in this Agreement the Parties agree as follows:

ARTICLE 1

DEFINITIONS

1.1	“Activated PEG” shall mean [**] further details of which are set out in the Specification (as defined below).

1.2

“Affiliate” shall mean a company that, directly or indirectly, through one or more intermediates, controls, is controlled by, or is under common control with the company specified. For the purpose of this definition, control shall mean the direct or indirect ownership of more than fifty percent (50%) or, if not more than than fifty percent (50%), the maximum percentage as allowed by applicable law of (i) the stock of shares entitled to vote for the election of directors or (ii) ownership interest.

1.3

“BLA” shall mean a regulatory application filed with a governmental agency in a country or a group of countries for the purpose of lawfully marketing, selling, distributing, importing, exporting, manufacturing, developing or using a therapeutic or prophylactic product for the treatment or prevention of a disease or physical condition; A BLA shall include, without limitation, a Product License Application or Marketing Authorization in the European Union, and a Biologics License Application or a New Drug Application in the United States.

1.4	“cGMP” shall mean the current principles and guidelines of good manufacturing practice and general biologics product standards as contained in US Federal Food Drug and Cosmetic Act at

21CFR (Chapters 210, 211, 600 and 610) in relation to the production of pharmaceutical intermediates and active pharmaceutical ingredients, as interpreted by ICH Harmonized Tripartite Guideline, Good Manufacturing Practice Guide for Active Pharmaceutical Ingredients, Q7A, as shown in detail on the Quality Agreement as each may be amended from time to time, all subject to any arrangements, additions or clarifications agreed from time to time between the Parties in the Quality Agreement. In the event that there exists any difference or discrepancy between the Quality Agreement on one hand and above principles, guide lines and standards on the other, the Quality Agreement shall prevail.

1.5	“Effective Date” shall mean the date of this Agreement first referenced above.

1.6	“FDA” shall mean the United States Food and Drug Administration.

1.7

“Force Majeure” shall mean any unforeseeable occurrence beyond the reasonable control of a Party that prevents the performance by that Party of any of its obligations hereunder arising from or attributable to acts, events, non-happenings, omissions, accidents or any other similar cause which is unforeseeable and beyond the reasonable control of such Party.

1.8

“Legal Requirements” shall mean (i) any present and future national, state, local or similar laws (whether under statute, rule, regulation or otherwise) and (ii) requirements under permits, orders, decrees, judgments or directives, and requirements of applicable Regulatory Agencies (including, without limitation, cGMP) (with respect to each of the foregoing, as amended or revised from time to time).

1.9	“Party” shall mean either Savient or NOF, as is appropriate in the given context and the plural shall mean both Savient and NOF.

1.10

“Quality Agreement” shall mean the list of responsibilities of the Parties relating to cGMP activities, a copy of which is attached hereto as Exhibit D and incorporated herein by reference. The Quality Agreement shall be updated from time to time by mutual written agreement of the Parties.

1.11	“Quarterly” shall mean a period of three (3) consecutive months commencing on 1 January, 1 April, 1 July and 1 October in each calendar year during the Term of Agreement.

1.12

“Regulatory Agency” shall mean with respect to the United States, the FDA, or, in the case of a country in the Territory other than the United States, such other appropriate regulatory agency with similar responsibilities.

1.13	“SAVIENT Products” shall mean SAVIENT’s proprietary PEG-uricase (as more specifically defined in Exhibit E attached hereto and incorporated herein by reference) [**].

1.14

“Specification” shall mean the agreed upon procedures, requirements, standards and other items set forth in the attached Exhibit A which is incorporated herein by reference. Exhibit A shall be updated from time to time by mutual written agreement of the Parties hereto.

1.15	“Third Party” shall mean any person or party other than SAVIENT, NOF and their respective Affiliates.

1.16	“Year” shall mean the twelve month period commencing on the Effective Date and any subsequent anniversary of the Effective Date.

1.17	References to the singular shall be deemed to include the plural and vice versa.

1.18	References to statutory provisions shall include the same as amended or re-enacted from time to time, whether before or after the date hereof.

ARTICLE 2

DEVELOPMENT OF DRUG MASTER FILE

2.1

Development Activities. Pursuant to the terms of this Agreement and subject to the condition that SAVIENT shall purchase, and take delivery of, by the end of September 2007 the three process validation batches to be manufactured by NOF in the May-August 2007 timeframe ([**]kg x 3 lots), such validation batches shall have expiration dating of [**] from their respective dates of manufacture. NOF shall prepare a Type II Drug Master File (hereinafter “DMF”) for Activated PEG for the purpose of submitting the DMF to the United States FDA. In addition, NOF shall use commercially reasonable efforts to submit in a timely manner a DMF, or its equivalent, to any Regulatory Agency in such additional country, including the European Union, as the Parties may agree in the future, and such submission shall be in a form that may be reasonably expected to be acceptable to such Regulatory Agency, provided, however, that SAVIENT shall reimburse to NOF the costs and expenses to be incurred by NOF in connection with preparation and submission of such additional DMF. NOF agrees that it shall use its best efforts to submit the DMF to the FDA not later than December 31, 2007, through an agent physically located in the United States and in accordance with all applicable Legal Requirements. NOF shall submit such additional data and/or information as may be requested or required by a Regulatory Agency as it relates to the SAVIENT PEG-uricase BLA and shall do so on a timely basis and in accordance with all applicable Legal Requirements. In accordance with applicable Regulatory Agency rules and regulations, NOF will issue letters of authorization to such Regulatory Agencies as may be requested by SAVIENT in order to allow the Regulatory Agency to review the DMF for Activated PEG in reference to SAVIENT’s PEG-uricase BLA.

2.2

Commencement of Supply. The commencement of supply of Activated PEG pursuant to this Agreement shall not occur until such a time as SAVIENT shall have submitted to NOF a Forecast (as defined below), where such Forecast shall include a Firm Order (as defined below) which shall not require delivery of any Activated PEG in less than [**] from the date of the submission of the Firm Forecast (hereafter the, “Supply Commencement Date”).

ARTICLE 3

MANUFACTURE AND SUPPLY

3.1

Manufacture and Supply. In furtherance of the manufacturing SAVIENT Products to be used as a drug or device for the treatment of gout or other diseases and conditions involving hyperuricemia and/or monosodium urate crystals (hereinafter, the “Field”), NOF agrees to manufacture and supply the Activated PEG to SAVIENT or SAVIENT’S designated agent in accordance with the terms of this Agreement and SAVIENT agrees not to use, transfer or otherwise dispose of the Activated PEG for any other purpose. NOF further confirms that all orders placed by SAVIENT for the Activated PEG will be manufactured under cGMP. The parties agree that the nominal batch size for the production of Activated PEG pursuant to this Agreement shall be approximately [**] kilograms ([**]kg); SAVIENT shall provide Forecasts (as hereinafter defined) for Activated PEG and place orders in quantities no less than [**]kg per shipment..

3.2	Forecasting and Orders. SAVIENT shall forecast and order the Activated PEG as follows:

(a)

Not less than [**] prior to the Supply Commencement Date and Quarterly thereafter, SAVIENT shall provide to NOF a rolling [**] forecast, starting from the Supply Commencement Date, of its expected quarterly requirements for the Activated PEG (“Forecast”), the first [**] of which shall be binding (a “Firm Forecast”) and the last [**] of which shall be non-binding. The Forecast will include the required delivery dates and delivery locations for the Activated PEG, such delivery dates to be no sooner than ninety (90) days from the date of transmission of the Forecast to NOF. The Forecast will be updated Quarterly by SAVIENT. The non-binding portions of the Forecast, the last [**], may be modified by SAVIENT plus or minus [**]% upon each quarter becoming a Firm Forecast provided, however, that the total amount of the non-binding portions of the Forecast may not increase or decrease by [**]kg, plus or minus, within such non-binding [**] period unless the parties shall agree otherwise.

(b)

Within ten (10) days of receipt of the Forecast and each quarterly updated Forecast, NOF shall reply in writing whether it will agree to meet the required Forecast and delivery dates. If, despite the use of best commercial efforts, NOF projects that it is unable to agree to the Forecast or updated Forecast and the delivery dates set forth therein, the Parties shall use their reasonable efforts to agree to a revised Forecast and delivery dates. Provided, however, that NOF shall not modify the delivery dates for any Firm Forecast previously accepted by NOF unless there has been an increase or decrease to the quantity specified by SAVIENT in the updated Forecast. Additionally, the parties agree that time is of the essence in resolving any dispute arising hereunder and shall use their best efforts to agree upon a revised Forecast as soon as possible.

(c)

SAVIENT shall place binding written purchase orders setting forth delivery dates of each quarter for the Activated PEG based on the Firm Forecast and updated Firm Forecasts at least [**] before the agreed upon delivery date (“Firm Order”).

3.3

Delivery. NOF shall deliver such quantities of Activated PEG to SAVIENT as agreed upon by the parties in accordance with the terms of Section 3.2 herein; such quantities shall be delivered on or before the dates agreed upon by the Parties in accordance with Section 3.2. Promptly after shipment of the Activated PEG to SAVIENT, NOF shall notify shipping information to SAVIENT in writing by invoice or other documentation. Delivery shall be CIF by air shipment to Ben Gurion Airport, Israel (Incoterms 2000) or to such other location as may be directed by SAVIENT in the applicable Firm Order. NOF shall ship the Activated PEG, properly packaged and labeled in accordance with the Specifications, to SAVIENT or SAVIENT’s designee. If the Activated PEG is not delivered in accordance with this Agreement, both Parties agree to consult with each other to rectify the non-delivery within thirty (30) days after receiving request for consultation from either Party.

3.4

Delivery Documentation. Prior to shipping the Activated PEG as set forth in Section 3.3, NOF shall send to SAVIENT a Certificate of Analysis (“C of A”) certifying the conformance of the Activated PEG to the Specification and with all warranties set forth in ARTICLE 4, which C of A will be signed by the head of the Quality Assurance unit at NOF’s manufacturing facility. The C of A shall be faxed to the attention of SAVIENT’S Manufacturing Department at (732) 418-0766, Attention: Director, Biopharma Processing, or as may otherwise be designated in writing by SAVIENT from time to time prior to the release of the shipment by NOF. Provided, however, that SAVIENT shall refer to and state the above requirements on every Firm Orders. The original C of A shall accompany the shipment of the Activated PEG. NOF shall have the responsibility of authorizing the release of any Activated PEG ordered and prior to shipment of the Activated PEG NOF shall supply the C of A to SAVIENT as set forth above.

3.5

Minimum Purchase. Subsequent to the Supply Commencement Date, during each Year of the Term of Agreement (as defined below), SAVIENT shall order for delivery in any Year from NOF at least SAVIENT’s annual minimum requirement of the Activated PEG for each Year as provided in Exhibit B attached hereto and incorporated herein, or of its proportionate volume of requirement in case of less than one full Year (“Minimum Purchase Obligation”). Nothing herein shall be construed as limiting the amount of Activated PEG that SAVIENT may purchase from NOF, nor the amount of Activated PEG that NOF shall supply to SAVIENT, in any given Year, subject only to the provisions relating to Forecasts and Firm Forecasts, as such terms are defined herein. For purposes of clarity, the purchase by SAVIENT of the process validation batches contemplated in Section 2.1 above shall count towards the annual minimum purchase requirements in 2007 pursuant to this Section 3.5 and shall be procured at the agreed upon price of [**] United States Dollars (US$[**]).

3.6	[**] Minimum Purchase Obligation. Notwithstanding the foregoing, at any time during the Term of Agreement SAVIENT shall have an option (without terminating this

Agreement) [**].

3.7

Supply Failure. In the event that NOF is unable to supply at least [**] percent ([**]%) of SAVIENT’S Firm Forecast quantities (hereinafter, a “Supply Failure”), then both parties agree to meet and use their best efforts to solve such Supply Failure.

3.8

Exclusivity of Purchase and Supply. SAVIENT agrees that for SAVIENT Products it shall procure Activated PEG from NOF on an exclusive basis and shall not purchase or otherwise procure Activated PEG from any Third Party during the Term of the Agreement; provided, however, that in the event a Supply Failure shall occur SAVIENT shall have the right, but not the obligation, to obtain such quantities of Activated PEG as it may require for such a period of time until the Supply Failure has been remedied to SAVIENT’s reasonable satisfaction.

ARTICLE 4

QUALITY

If there is any inconsistency between any provision of this ARTICLE 4 and that of the Quality Agreement, the latter shall prevail

4.1	Quality Control.

(a)	NOF shall perform, or cause to be performed, quality control tests and procedures in accordance with the Quality Agreement to verify that each batch of the Activated PEG conforms to the Specification.

(b)

NOF will make available to SAVIENT any other relevant information, documents and/or data pertaining to the manufacturing and testing of the Activated PEG. In addition, if the Activated PEG deviates from the Specification, the variance and non-conformance data and records shall promptly be reported in writing to SAVIENT.

4.2

Rejection. Within thirty (30) days following the day on which SAVIENT or SAVIENT’S designated agent, as the case may be, receives delivery of the Activated PEG or the C of A (whichever is the later), SAVIENT shall have the right to reject the Activated PEG batch (or part thereof) which fails to conform to the applicable Specification or otherwise fails to conform to warranties given by NOF set forth in ARTICLE 5, provided that this Section 4.2 shall not apply if the failure to conform to applicable Specification is due to any action or inaction on the part of SAVIENT. Any such rejection shall be made by written notice to NOF specifying the manner in which all or part of such batch fails to meet the foregoing requirements.

4.3

Failure to Conform. If any batch of the Activated PEG fails to conform to the Specification or otherwise fails to conform to the warranties set forth in ARTICLE 5 for any reason, SAVIENT shall, at NOF’s election (a) return such batch to NOF at NOF’s direction and expense within ten (10) days following the date of written notice of rejection by SAVIENT pursuant to Section 4.2, or (b) destroy such batch and provide to NOF certification of such destruction in a form reasonably acceptable to both NOF and SAVIENT.

4.4

Refund. Payment for any Activated PEG shall not be deemed acceptance if at a later date such batch is rejected pursuant to Section 4.2, and NOF shall refund the price of all rejected Activated PEG to SAVIENT within forty-five (45) days of the rejection of the Activated PEG.

4.5

Samples and Records. NOF shall prepare and keep batch records and shall retain samples, properly stored in accordance with the Quality Agreement, from each batch of the Activated PEG manufactured by NOF. NOF shall comply with cGMP in retaining batch records and samples. NOF shall prepare and keep complete and accurate records of all the Activated PEG manufactured for SAVIENT consistent with cGMP requirement. Subject to the confidentiality obligations set out in ARTICLE 6, SAVIENT or its designee shall have access to all such records and samples on reasonable notice and during normal business hours. In the event SAVIENT requires records or documentation, other than those to be maintained by NOF as described above, to file applications to a Regulatory Authority, NOF will assist SAVIENT in the preparation of such records and documentation to the extent requested by SAVIENT and at SAVIENT’s expense.

4.6

Presence at Facility. SAVIENT shall have the right, from time to time, to assign a reasonable number of its employees or representatives to visit NOF’s manufacturing facility and any other relevant location (e.g. warehouse) for two (2) days per Year (or such other period as may be agreed by the Parties in the event that any material non-compliance with the terms of this Agreement or in the manufacture of the Activated PEG is discovered) in order to inspect, discuss and review the activities performed by NOF under this Agreement and to verify NOF’s compliance with the warranties in ARTICLE 5 with respect to the Activated PEG. The presence of SAVIENT’s employees or representatives shall in no way relieve NOF of any of its obligations under this Agreement.

ARTICLE 5

WARRANTIES AND LIABILITY

5.1	Warranties. NOF hereby covenants, represents and warrants to SAVIENT that:

(a)

On the date of shipment from Japan of the Activated PEG sold by NOF to SAVIENT hereunder and until acceptance by SAVIENT pursuant to the terms of this Agreement, the subject Activated PEG will comply with all requirements of this Agreement and shall comply with the Specification and conform to the information shown on the C of A and reports provided for the particular batch according to Section 3.4 hereof; additionally, such Activated PEG shall have not less than [**] expiry dating on the date of shipment from NOF to SAVIENT or SAVIENT’s designee. SAVIENT and NOF agree that upon the availability of additional stability data after retesting, the parties will mutually agree on a revision to the “not less that [**] expiry dating of date of shipment” and such revisions shall be memorialized in an amendment to this Agreement.

(b)

To the best knowledge of NOF, no technology used in the manufacture of Activated PEG is the subject of any third party intellectual property rights but NOF shall not warrant that the Activated PEG and the technology shall be free from any claims of infringement upon patents and any other intellectual property rights of any third party.

(c)

At the time that title to the subject shipment of Activated PEG passes to SAVIENT pursuant to the terms of this Agreement, NOF shall have good title thereto which shall pass to SAVIENT free and clear of any and all liens, encumbrances, or any other possessory or financial interests.

(d)	Permits. NOF has and shall maintain all necessary licenses, permits and registrations for the manufacture of the Activated PEG and supply of the same hereunder.

5.2

Consequential Damages. In no event shall either Party be liable, whether under this Agreement or otherwise, for any indirect or consequential damages (including without limitation loss of profits, loss of opportunity, interruption of business, loss of goodwill, and the costs of cover), suffered by the other Party and arising out of any breach of this Agreement or out of any dispute relating thereto.

5.3

Indemnity by SAVIENT. SAVIENT shall defend, indemnify and hold NOF, NOF’s Affiliates and their directors, officers, employees and agents (collectively “NOF INDEMNITEES”) harmless for all losses, liabilities, damages and expenses (including reasonable attorney’s fees and costs) resulting from all claims, demands, actions and other proceedings by any third party to the extent arising from: (a) the breach of any representation, warranty or covenant of SAVIENT contained in this Agreement; (b) the research, development, manufacturing, commercialization or marketing of SAVIENT Products; or (c) the negligence, recklessness or willful misconduct of SAVIENT in the performance of its obligations under this Agreement.

5.4

Indemnity by NOF. NOF shall defend, indemnify and hold SAVIENT, SAVIENT’s Affiliates, and their directors, officers, employees and agents (collectively “SAVIENT INDEMNITEES”) harmless for all losses, liabilities, damages and expenses (including reasonable attorney’s fees and costs) resulting from all claims, demands, actions and other proceedings by any third party to the extent arising from: (a) the breach of any representation, warranty or covenant of NOF contained in this Agreement; or (b) the negligence, recklessness or willful misconduct of NOF in the performance of its obligations under this Agreement.

5.5

Exclusion from SAVIENT Indemnity. The Parties agree that the Activated PEG supplied hereunder will be used solely for the purpose of manufacturing SAVIENT Products. The Parties further agree that the indemnity given by SAVIENT in relation to SAVIENT Products in Section 5.3(b) above shall not apply if the claim, demand, action or other proceeding can reasonably be shown by SAVIENT to be solely due to NOF’s fault in the manufacture of the Activated PEG to SAVIENT under this Agreement.

5.6

Indemnification Procedures. A Party seeking indemnification under this ARTICLE 5 (the “INDEMNIFIED PARTY”) shall give prompt notice of the claim to the other Party (the “INDEMNIFYING PARTY”) and, provided that the INDEMNIFYING PARTY is not contesting the indemnity obligation, shall permit the INDEMNIFYING PARTY to control any litigation relating to such claim and disposition of any claim as the settlement or disposition relates to the INDEMNIFIED PARTY being indemnified under this ARTICLE 5, and the INDEMNIFYING PARTY shall not settle or otherwise resolve any claim without prior notice to, and the consent of, the INDEMNIFIED PARTY, if such settlement involves any remedy other than the payment of money by the INDEMNIFYING PARTY, such consent not to be unreasonably withheld, delayed or denied. The INDEMNIFIED PARTY shall cooperate with the INDEMNIFYING PARTY in its defense of any claim for which indemnification is sought under this ARTICLE 5, at the INDEMNIFYING PARTY’s expense.

5.7

Insurance. Each Party, at its own expense, shall maintain (with a reputable insurer or through self-insurance) comprehensive general liability insurance, including product liability insurance, in the amount of [**] US dollars ($[**]) per occurrence. Each Party shall maintain such insurance from the Effective Date, and shall from time to time provide copies of certificates of such insurance to the other Party upon its request.

5.8

Limitation on Liability. Notwithstanding the foregoing provisions to the contrary, both Parties agree that NOF’s liability arising from or in connection with any claim under this Agreement including Section 5.5 above and/or relative to the Activated PEG shall be limited to [**] US dollars ($[**]) for any particular Year in which such claim is made against NOF.

5.9	Each Party warrants that:

(a)	It has full corporate right, power and authority to enter into this Agreement and to perform its respective obligations under this Agreement;

(b)

The execution and delivery of this Agreement by such Party and the performance of such Party’s obligations hereunder (a) do not conflict with or violate any requirement of applicable laws or regulations existing as of the effective date and applicable to such Party and (b) do not conflict with, violate, breach or constitute a default under, and are not prohibited or materially restricted by, any contractual obligations of such Party or any of its Affiliates existing as of the effective date; and

(c)

Such party is duly authorized, by all requisite corporate action, to execute and deliver this Agreement and the execution, delivery and performance of this Agreement by such Party does not require any shareholder action or approval or the approval or consent of any Third Party, and the person executing this Agreement on behalf of such Party is duly authorized to do so by all requisite corporate action.

5.10	No Warranty. NOF gives no warranties in respect of the Activated PEG other than as expressly provided in this ARTICLE 5.

ARTICLE 6

CONFIDENTIALITY

6.1

Confidentiality. Except to the extent expressly authorized by this Agreement or otherwise agreed to in writing by the Parties, the Parties agree that, for the Term of the Agreement and for five (5) Years thereafter, the receiving Party shall keep confidential and shall not publish or otherwise disclose, and shall not use for any purpose other than as provided in this Agreement, all confidential or proprietary information, data, documents or other materials supplied by the other Party under this Agreement and marked or otherwise identified as “Confidential” or, by necessary implication, considered confidential, including information derived from a site visit to NOF’s facility by SAVIENT (hereinafter “Confidential Information”). Each Party shall use at least the same standard of care as it uses to protect its own Confidential Information to ensure that it, its Affiliates and sublicensees (or prospective sublicensees) and all of their employees, agents, and consultants only make use of Confidential Information for purposes as expressly authorized and contemplated by this Agreement and do not disclose or make any unauthorized use of such Confidential Information.

6.2

Notwithstanding the foregoing, the provisions of Section 6.1 hereof shall not apply to information or Confidential Information that the receiving Party can conclusively establish through contemporaneous written documentation:

(a)	is in the public domain other than by acts of the receiving Party or its Affiliates in contravention of this Agreement;

(b)	was permitted to be disclosed by prior written consent of the other Party;

(c)

has become known to the receiving Party by a Third Party, provided such Confidential Information was not obtained by such Third Party directly or indirectly from the other Party on a confidential basis;

(d)	prior to disclosure under this Agreement, was already in the possession of the receiving Party, its Affiliates or sublicensees;

(e)	is independently developed without use of the Confidential Information disclosed to it or its Affiliates by the other Party;

(f)

is required to be disclosed by the receiving Party to comply with any applicable law, regulation or court order, or (in the case of SAVIENT) to obtain authorisations to conduct clinical trials with, and to commercially market SAVIENT Product(s), provided that the receiving Party shall provide prior notice of such disclosure to the other Party and take reasonable and lawful actions to avoid or minimize the degree of such disclosure.

6.3

No Confidential Information is to be disclosed or made available to an Affiliate, an agent, consultant, licensee, potential licensee or clinical investigator who is a Third Party, unless such Third Party who is to receive or have such Confidential Information made available to it shall:

6.3.1	be made aware of its confidential nature; and

6.3.2	be bound by confidentiality obligations similar to those under this Agreement.

Any breaches of the confidentiality obligations contained herein by such Affiliate or Third Party shall be considered to be breaches of such obligations by the Party whose Affiliate is to receive or have such Confidential Information made available to it or the Party who has retained such Third Party.

6.4

Notwithstanding the foregoing, in the event a receiving Party is required to make a disclosure of the other Party’s Confidential Information pursuant to Section 6.2 (f), it will use its best efforts to give reasonable advance notice to the other Party of such disclosure and use its best efforts to secure confidential treatment of such information.

6.5

This Agreement. The Parties agree that the contents of this Agreement shall be considered Confidential Information of the Parties. The Parties will consult with each other and agree on the provisions of this Agreement to be redacted in any filings made by the Parties to the Securities and Exchange Commission or as otherwise required by law or regulation, such agreement not to be unreasonably withheld, delayed or denied; provided further that no redactions shall be requested or required which would make any filing contemplated hereunder untruthful or incomplete or otherwise incompliant with relevant Legal Requirements. Notwithstanding the foregoing, each Party shall have the right to disclose in confidence the material terms of this Agreement to the parties retained by such Party to perform legal, accounting or similar services and who have a need to know such terms in order to provide such services.

ARTICLE 7

PRICE AND PAYMENT

7.1

Supply Price. The price payable by SAVIENT to NOF for the Activated PEG manufactured and supplied by NOF pursuant to SAVIENT’s Firm Orders (“Supply Price”) shall be as set out in Exhibit C, and the price for each order shall be calculated based on SAVIENT’s total Forecast for the Year in which the order is placed regardless of whether NOF shall complete delivery in the Year in which it is ordered. By way of example, if SAVIENT’s Forecast for a particular Year is for [**] kg of the Activated PEG, then orders placed during that Year will be charged at US$[**]/Kg. If at the end of any Year actual orders purchased by SAVIENT do not fall within the applicable quantity range of the original Forecast, then the Price for the Activated PEG purchased during that Year shall be adjusted to reflect that actual volume of Activated PEG purchased by SAVIENT, provided, however, if the actual amount purchased by SAVIENT is less than Forecasted due to [**], then the Price for the Activated PEG purchased by Savient shall be based on [**]. Upon adjustment, if necessary, either SAVIENT shall pay to NOF or NOF shall credit to SAVIENT, as applicable, the balance based on the said adjustment. Any amounts owing by SAVIENT to NOF pursuant to this provision shall be remitted within [**] days of the SAVIENT’s receipt of a reconciliation statement which sets forth in specific detail the amounts purchased by SAVIENT during the Year in question; any credits owing by NOF to SAVIENT shall be applied to [**]. Provided, however, that SAVIENT shall pay to NOF only such amount as corresponds with the amount of Activated PEG which is actually delivered to SAVIENT or SAVIENT’S designee pursuant to the terms of this Agreement.

7.2

Supply Price Modifications. During each Year, both Parties agree to discuss in good faith and agree to any increases or decreases in the Supply Price for the following Year which are required as a result of any demonstrable change in circumstances directly related to the manufacture and supply by NOF of the Activated PEG under this Agreement. Any such agreed change to the Supply Price shall take effect on the first day of the following Year, provided that such agreed change to the Supply Price shall have been agreed upon no later than ninety (90) days prior to the effective date of such change becoming effective. Unless otherwise agreed by both Parties in writing, the Supply Price shall not be increased or decreased more than once in each Year. Anything to the contrary notwithstanding, no increase to the Supply Price for any Year shall exceed the previous Years’ percentage increase in the United States Consumer Pricing Index.

7.3	Payment. NOF shall invoice SAVIENT for the Activated PEG upon shipment pursuant to Section 3.3. SAVIENT shall pay all undisputed amounts within [**] days of the date of receipt of a proper invoice from NOF. Without prejudice to any existing remedy NOF may have at law or contract, if SAVIENT fails to pay on the due date any amount which is payable to NOF hereunder, then SAVIENT shall pay to NOF interest on such amount from the date payment fell due until actual payment, such interest being equal to [**] percent ([**]%) above the [**] rate fixed at the date the payment fell due.

ARTICLE 8

TERM AND TERMINATION

8.1

Term. Unless earlier terminated under the provisions hereof, the term of this Agreement (“Term of Agreement”) shall be the period of ten (10) Years from the Effective Date. Thereafter the Term of Agreement may be extended for an additional ten (10) Years by mutual agreement no less than twelve (12) months before the expiration of the Term of Agreement.

8.2

Material Breach. Either Party may terminate the Agreement forthwith by notice in writing to the other Party if the other Party commits a material breach of this Agreement which (in the case of a breach capable of remedy) is not remedied within 30 days of the receipt by the other Party of notice identifying the breach and requiring its remedy.

8.3

Insolvency. Either Party may terminate the Agreement forthwith by notice in writing to the other Party if the other Party ceases for any reason to carry on business or compounds with or convenes a meeting of its creditors or has a receiver or manager appointed in respect of all or any part of its assets or is the subject of an application for an administration order or of any proposal for a voluntary arrangement or enters into liquidation (whether compulsorily or voluntarily) or undergoes any analogous act or proceedings under foreign law.

8.4	Termination for Convenience. Either Party may terminate this Agreement hereunder at any time without cause, on twenty-four (24) months prior written notice to the other Party.

8.5

Delay in BLA Approval. In the event SAVIENT is informed in writing by the FDA or other Regulatory Agency of a delay in the approval of its PEG-uricase BLA or in the event of clinical results that will delay the filing of the PEG-uricase BLA beyond March 2008, then the parties agree to meet and mutually agree upon the provisions for a delay or adjustment in the satisfaction of the minimum purchase requirements set forth herein.

8.6

Effect of Termination on Additional Supply of Activated PEG. If NOF terminates this Agreement pursuant to Section 8.4 or if SAVIENT terminates this Agreement pursuant to Section 8.2 or Section 8.3, then NOF shall supply to SAVIENT such amounts of Activated PEG that SAVIENT shall order through the effective date of such termination in accordance with such Forecasts and Firm Forecasts as may be submitted according to the terms of this Agreement. Furthermore, at SAVIENT’s election, NOF agrees that it shall supply to SAVIENT additional quantities of Activated PEG as SAVIENT may require for up to an additional period of twenty-four (24) months subsequent to the effective date of termination, provided, however,

SAVIENT shall provide to NOF with Forecasts, Firm Forecasts and purchase orders setting forth the quantities of Activated PEG to be supplied by NOF pursuant to this provision, all in accordance with the terms of this Agreement.

8.7

Effect of Termination on Minimum Purchase Obligation. If SAVIENT terminates this Agreement pursuant to Section 8.4 or if NOF terminates this Agreement pursuant to Section 8.2, unless SAVIENT shall purchase at least the Minimum Purchase Obligations for Activated PEG during the termination period, then SAVIENT shall pay to NOF the amount of money equivalent to [**] percent ([**]%) of the shortfall of aggregated Minimum Purchase Obligations for Activated PEG for the period from the termination to the last day of the Term of the Agreement and such payment shall be deemed to be full and final satisfaction of any and all claims that NOF may have in contract or equity against SAVIENT for such termination.

8.8

Survival. The following Sections shall survive termination of this Agreement: 3.1, 3.2, 3.3, 3.4, Article 4, Article 5, Article 6, 7.1, 7.3, 8.6 and any other Section which by its wording implies that it is intended to survive the termination or expiration of this Agreement.

ARTICLE 9

MISCELLANEOUS PROVISIONS

9.1

Assignment. Neither this Agreement, any rights nor any interest hereunder shall be assignable by either Party without prior written consent of the other Party, such consent not to be unreasonably withheld, except that this Agreement may be assigned by either Party without consent to a Third Party that acquires more than fifty percent (50%) of such Party’s assets. This Agreement shall be binding upon the successors and permitted assigns of the Parties and the name of a Party appearing herein shall be deemed to include the name of such Party’s successors and permitted assigns to the extent necessary to carry out the intent of this Agreement. Any assignment that does not comply with this Section shall be void.

9.2

Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

9.3

Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally by facsimile transmission (receipt verified), mailed by registered or certified mail (return receipt requested), postage prepaid, or sent by courier services, to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice, provided, however, that notices of a change of address shall be effective only upon receipt thereof):

If to SAVIENT, addressed to:

SAVIENT Pharmaceuticals, Inc.

One Tower Center, 14th Floor

East Brunswick, NJ 08816

Attention: Director, Manufacturing

Fax: +01-732-418-0766

If to NOF, addressed to:

NOF CORPORATION

Yebisu Garden Place Tower

20-3, Ebisu 4-chome,

Sibuya-ku, Tokyo, 150-6019, Japan

Attention: DDS Development Department

Fax: +81-3-5424-6769

9.4	Amendment. No amendment, modification or supplement of any provision of this Agreement shall be valid or effective unless made in writing and signed by a duly authorized officer of each Party.

9.5

Waiver. No provision of this Agreement shall be waived by any act, omission or knowledge of any Party or its agents or employees except by an instrument in writing expressly waiving such provision and signed by a duly authorized officer of the waiving Party.

9.6	Descriptive Headings. The descriptive headings of this Agreement are for convenience only, and shall be of no force or effect in construing or interpreting any of the provisions of this Agreement.

9.7	Governing Law. This Agreement shall be governed by and interpreted in accordance with the substantive laws of Japan.

9.8

Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

9.9

No Publicity. No oral or written release of any statement, information, advertisement, press release or publicity matter having any reference to either Party, express or implied, shall be used by the other Party or on the other Party’s behalf, unless and until such matter shall have first been submitted to and received the approval in writing of the Party whose name is being used.

9.10

Dispute Resolution. The Parties agree that in the event of a dispute between them arising from, concerning or in any way relating to this Agreement, the Parties shall undertake good faith efforts to resolve any such dispute. In the event the Parties shall be unable to resolve any such dispute within thirty (30) days (or such extended period as the Parties may agree), the matter shall be referred to the SAVIENT’S EVP & Chief Business Officer and NOF’s General Manager DDS Development Division for further review and resolution. If resolution is not then reached within thirty (30) days (or such extended period as the Parties may agree), then the Parties shall be free to commence legal proceedings.

9.11

Independent Contractors. This relationship between Parties created by this Agreement is one of independent contractors and neither Party shall have the power or authority to bind or obligate the other except as expressly set forth in this Agreement.

9.12

Force Majeure. Neither Party shall be liable to the other for loss or damages or shall have any right to terminate this Agreement for any default or delay attributable to any Force Majeure, if the Party affected shall give prompt notice of any such Force Majeure to the other Parties. The Party giving such notice shall thereupon be excused from such of its obligations hereunder as it is thereby disabled from performing for so long as it is so disabled, provided, however, that such affected Party shall have used reasonable efforts to avoid such occurrence and to commence and continue to take reasonable and diligent actions to cure such Force Majeure.

9.13

Entire Agreement. This Agreement constitutes and contains the complete, final and exclusive understanding and agreement of the Parties and cancels and supersedes any and all prior negotiations, correspondence, understandings and agreements, whether oral or written, between the Parties respecting the subject matter hereof.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

Signed for and on behalf of Savient Pharmaceuticals, Inc.	Signed for and on behalf of NOF CORPORATION
Signature /s/ Christopher G. Clement Name: Christopher G. Clement Position: President & Chief Executive Officer Date: 23 May 2007	Signature /s/ [**] Name: [**] Position: [**] Date: May 23, 2007

Exhibit A : Specification

Parameter	Specification	Test
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]

Exhibit B : SAVIENT’s Minimum Purchase Obligations on a per Year basis

SAVIENT shall place purchase orders for the following quantities of Activated PEG:

From the Effective Date through December 31, 2007, SAVIENT shall purchase and/or have delivered a minimum of [**] kg of Activated PEG

For each of the calendar years [**], SAVIENT shall purchase and/or have delivered a minimum of [**] kg of Activated PEG

For each of the calendar years [**], SAVIENT shall purchase and/or have delivered a minimum of [**] kg of Activated PEG

For each calendar year [**], SAVIENT shall purchase a minimum of [**] kg of Activated PEG, or the pro-rated portion for any partial calendar years within the Term

Exhibit C: Supply Price (price per purchase order quantity)

Amount Purchased during Year (Forecast)	Price per kilogram ordered during Year
[**] kilograms	$[**]/kg
[**] kilograms	$[**]/kg
[**] kilograms	$[**]/kg

Exhibit D: Quality Agreement

Supplier Quality Assurance Agreement

for NOF Corporation

Version 1.0 (DRAFT)

SAVIENT

PHARMACEUTICALS, INC.

Savient Pharmaceuticals, Inc.

One Tower Center

14th Floor

East Brunswick, New Jersey 08816

1.0

Purpose and Scope

The following document defines the Quality Assurance (QA) responsibilities between Savient Pharmaceuticals, Inc. (SAVIENT) and NOF Corporation (NOF). This agreement applies to all product(s) pursuant to the Supply Agreement entered into between SAVIENT and NOF.

2.0	General

2.1.

Approval of this Quality Agreement implies adherence by both parties to applicable regulatory requirements for the manufacture of pharmaceutical or biological products, or products used in finished drug products, as defined in 21 CFR Parts 210 and 211 and the International Conference on Harmonization guidance Q7A, Good Manufacturing Practices for Active Pharmaceutical Ingredients.

2.2.	NOF will make available to SAVIENT any relevant information, documents, and/or data pertaining to the manufacturing and testing of product(s).

2.3.	Effective date of this Quality Agreement is the date of the last approval signature.

2.4.	SAVIENT responsibilities or activities as stated in this Agreement shall in no way relieve NOF of any obligations under this Agreement.

2.5.	All Agreement amendments must be documented as an addendum. All amendments must be approved, at a minimum, by SAVIENT QA and NOF QA. Legal and Regulatory review and/or approval shall be considered.

3.0	Definitions

3.1.	Business Day shall mean Monday through Friday excluding government holidays.

3.2.	Deviation shall mean an event or result that is different from the expected event or result as defined in procedures.

3.3.	Out of Specification (OOS) shall mean any intermediate or finished product test result that is different from the result defined in the specification.

4.0	cGMP Quality Systems and cGMP Activities

4.1.	Manufacturing and Sampling

4.1.1.	NOF shall manufacture and sample according to NOF approved procedures and batch records.

4.1.2.	NOF shall sample and retain sufficient amounts of all product lots in accordance with current good manufacturing practices (cGMP).

4.2.	Testing and Conformance

4.2.1.	NOF will test all product(s) intended for use by SAVIENT or SAVIENT’S third-party contractors per validated and NOF approved methods.

4.2.2.	NOF will ensure test results are compared to, and meet, approved product specification.

4.2.3.	All OOS and atypical results will be managed according to NOF approved deviation procedures.

4.3.	Stability

4.3.1.	NOF shall perform the appropriate stability testing to ensure a minimum expiry period of 36 months from the date of manufacture.

4.3.2.	Stability testing and program shall be defined by NOF approved procedures.

4.4.	Disposition

4.4.1.	All products shall have a disposition status of Quarantine, Released / Approved, or Rejected.

4.4.2.	Only products with a Released or Approved status shall be transferred to SAVIENT or SAVIENT third-party contractors (refer to section 3.4 of the Supply Agreement).

4.4.3.

SAVIENT, or SAVIENT’S third-party contractors, shall have the right to reject within forty-five (45) calendar days any lot/batch of product which fails to conform to the applicable specifications or otherwise fails to conform to warranties given by NOF set forth in ARTICLE 5 of the Supply Agreement, provided that the failure to conform is not due to any action or inaction on the part of SAVIENT or SAVIENT’S third-party contractors. Any such rejection shall be made in writing to NOF from SAVIENT specifying the manner in which all or part of the batch fails to meet the requirements. Refer to Section 4 of the Supply Agreement for returning to NOF those lots/batches which fail to conform.

4.4.4.	Disposition shall be controlled by NOF approved procedures.

4.5.	Labeling

4.5.1.	Products shall be appropriately labeled to ensure product identity, lot number, product code, expiration and/or retest date(s), handling and storage requirements.

4.5.2.	Labeling shall be controlled by NOF approved procedures.

4.6.	Handling and Shipping

4.6.1.	All products shall be handled and shipped in such a manner that shall ensure product quality.

4.6.2.	Prior to shipping, all product containers will be inspected by NOF for integrity, cleanliness, and appropriate labeling.

4.6.3.	Product shipped shall have a minimum remaining expiry of thirty (30) months.

4.6.4.	A Certificate of Analysis (C of A) will be provided for each product lot shipped (refer to section 3.4 of the Supply Agreement).

4.6.5.

C of A shall contain at least the product name, product number or code, lot/batch number, lot/batch size, tests, specifications, results, manufacturing date and location, expiration date, and appropriate approvals.

4.6.6.	Handling and shipping shall be controlled by NOF approved procedures.

4.7.	Change Control

4.7.1.	Planned deviations made to the manufacturing process, testing, and other processes used to ensure product quality must be managed through a formal change management process.

4.7.2.

NOF will utilize a documented system for the control of changes to raw materials, packaging materials, suppliers, manufacturing facilities, equipment, manufacturing processes, batch size, specifications, sampling, testing, disposition requirements, and certificates of analysis.

4.7.3.	Any change shall be reviewed and approved by SAVIENT QA, SAVIENT Manufacturing, and SAVIENT Regulatory in writing prior to implementation.

4.7.4.

Documents that control the manufacturing and testing of products shall be reviewed and approved in writing by SAVIENT QA, SAVIENT Manufacturing, and SAVIENT Regulatory, prior to implementation of the change. This includes, but is not limited to, specifications, procedures, batch records, and test methods.

4.7.5.

SAVIENT Regulatory shall have the responsibility for determining the regulatory impact of any proposed change. SAVIENT Regulatory will determine the classification and requirements for notification to, or approval by, the FDA.

4.7.6.	SAVIENT is responsible for communicating any changes to the FDA relative to the finished drug product and / or any application to which SAVIENT is the sponsor.

4.7.7.	NOF will ensure that all changes are evaluated and qualified in accordance with FDA and International Conference on Harmonization (ICH) guidance documents.

4.8.	Corrective Action / Preventive Action (CAPA)

4.8.1.	NOF will have a formal CAPA program to ensure unplanned deviations are identified and corrected following occurrence, and potential deviations are identified and prevented prior to occurrence.

4.8.2.	Any unplanned deviation shall be communicated to SAVIENT within one (l) business day of deviation discovery.

4.8.3.	Any unplanned deviation from the manufacturing process, testing, and other processes used to ensure product quality must be managed through a formal investigation system defined by procedures.

4.8.4.	All unplanned deviations will be thoroughly and appropriately investigated in order to identify root cause(s) and corrective actions in a timely manner.

4.8.5.	NOF will utilize a documented system for control of investigations and corrective and preventive action(s).

4.8.6.

Unplanned deviations shall be identified prior to product disposition and transfer to SAVIENT or SAVIENT third-party contractors. All investigations shall be reviewed and approved by SAVIENT QA, SAVIENT Manufacturing, and SAVIENT Regulatory prior to product disposition.

4.8.7.	Any unplanned deviation discovered following product transfer to SAVIENT or SAVIENT third-party contractors must be communicated to SAVIENT within two (2) business days of deviation discovery.

4.9.	Audits

4.9.1.	Internal

a.	NOF shall have a formal internal audit process controlled by NOF approved procedures.

4.9.2.	Supplier

a.	SAVIENT shall have the authority to audit NOF once per calendar year.

b.	Audits shall not exceed two (2) business days, unless otherwise agreed upon by NOF and SAVIENT.

c.	SAVIENT has the authority to request additional audits should quality issues dictate. NOF shall make every reasonable attempt to accommodate such requests.

d.	SAVIENT shall provide NOF with a written report within thirty (30) business days following audit completion.

e.	NOF shall provide SAVIENT with a written response to the audit report detailing corrective / preventive action(s) within thirty (30) business days following receipt of SAVEINT’s audit report.

f.	SAVIENT shall review NOF’s response and provide written approval of action(s) or request additional information within ten (10) business days following the receipt of NOF’s response.

g.	Reasonable attempts shall be made by both parties to reach an agreeable conclusion in a timely manner.

4.9.3.	Regulatory

a.	NOF will communicate within two (2) business days any Regulatory audit observations that impact the quality of product(s) supplied to SAVIENT or SAVIENT third-party contractors.

4.10.	Equipment and Facilities

4.10.1.	Validation

a.	All equipment and facilities used to manufacture and test products intended for transfer to SAVIENT or SAVIENT third-party contractors shall be validated to ensure adequacy for intended use.

b.	NOF shall have a formal validation process that includes validation and re-validation requirements.

c.	Validation shall be controlled by NOF approved procedures.

4.10.2.	Maintenance

a.	Equipment and facilities shall be maintained to ensure product quality.

b.	NOF shall have a formal maintenance program that includes procedures defining periodic and preventive maintenance, documentation, and work orders.

c.	Maintenance shall be controlled by NOF approved procedures.

4.10.3.	Environment

a.	The manufacturing and testing conducted by NOF shall be in suitably controlled environments, and will be regularly monitored for parameters critical to the process.

b.	Facilities shall provide adequate space to prevent product mix-up and contamination.

c.	Activities shall be controlled by NOF approved procedures.

4.11.	Training

4.11.1.	Personnel shall be trained on applicable procedures and systems.

4.11.2.	NOF shall have a formal training program to ensure personnel are adequately trained and qualified to perform assigned activities.

4.11.3.	Training shall be controlled by procedures.

4.12.	Organization and Personnel

4.12.1.	NOF shall have adequate staffing to ensure product quality, adherence to requirements, and management oversight.

4.12.2.	Personnel shall have job descriptions.

4.12.3.	The Quality Unit shall have the appropriate authority to ensure product quality and compliance.

4.13.	Documentation

4.13.1.	All GMP activities shall be governed by NOF QA reviewed and approved standard operating procedures.

4.13.2.	All GMP activities shall be recorded.

4.13.3.	NOF shall have formal systems to ensure GMP activities are recorded and that all GMP documents are maintained, controlled, and retained.

4.13.4.

SAVIENT, or SAVIENT’S third-party contractors, shall have access to all documentation for the product(s) provided to SAVIENT or SAVIENT’S third-party contractors on reasonable notice and during normal business hours. Such requests may be made remotely or during audits.

4.13.5.	NOF will assist SAVIENT or SAVIENT’S third-party contractors when documents other than those typically maintained by NOF are required in case of requirement from regulatory authority.

4.13.6.	Documentation shall be controlled by procedures.

4.14.	Resolution of Quality Issues

4.14.1.	NOF shall make reasonable effort to correct, in accordance with this agreement, all quality issues.

4.14.2.	NOF and SAVIENT shall communicate openly regarding quality issues and reasonable attempts at issue resolution shall be made.

4.14.3.	Unresolved issues shall be elevated to the appropriate NOF and SAVIENT leadership.

4.15.	Product Review

4.15.1.	Products shall be reviewed periodically to ensure a consistent, quality product is produced.

4.15.2.	Documentation and system reviews shall be conducted periodically to ensure changes and corrective / preventive actions did not adversely impact product quality.

Revision History

Effective Date	Version	Changes	Prepared By
Date of last approval signature	1.0	New Quality Agreement	J. Nordberg

Approvals

	Print Name	Signature	Date
Prepared By	John Nordberg	/s/ John Nordberg	5/30/2007
SAVIENT Quality Assurance	Eric Nickerson	/s/ Eric Nickerson	5/24/2007
SAVIENT Regulatory	Murad Husain	/s/ Murad Husain	5/24/2007
SAVIENT Manufacturing	Christopher Hartnett	/s/ Christopher Hartnett	5/24/2007
NOF Quality Assurance:	[**]	[**]	5/24/2007
NOF Manufacturing	[**]	[**]	5/24/2007

Exhibit E: SAVIENT Products

As used in this Agreement, “SAVIENT Products” shall mean the [**]